Exhibit 99.1

IEC Announces Resignation of Susan Topel-Samek as Chief Financial Officer; Appoints Vincent A. Leo Interim Chief Financial Officer

Newark, NY, December  28, 2011 — IEC Electronics (NYSE AMEX:IEC) announced today the resignation, effective January 2, 2011, of its chief financial officer, Susan Topel-Samek.

Ms. Topel-Samek informed the Company that she had reluctantly decided to leave her position for personal reasons and to explore other opportunities that would allow for a different work/life balance.

"We are sorry to lose Ms. Topel-Samek," said W. Barry Gilbert, chairman and chief executive officer, "as she is a valued member of the management team, but we understand the situation and wish her well."

Ms. Topel-Samek said, "IEC is a great company, and my experience here has been rewarding.  I wish them the best."

The Company has named Vincent A. Leo as interim chief financial officer, and will be conducting a search for Ms. Topel-Samek's successor.  Mr. Leo will work under a contract between the Company and Insero & Company, where he remains a principal.

Mr. Gilbert commented, “Vince has more than 25 years of experience serving some of the Rochester region’s largest companies.  He was a partner at Arthur Andersen until 2002 when he joined Insero & Company as a principal and shareholder.  He is a member of both the New York State and Connecticut Society of Certified Public Accountants.”

“Vince has a wealth of technical accounting experience, and has been involved in cost accounting, evaluation and integration of acquisitions, and operation of internal controls,” Mr. Gilbert continued.  “We are most fortunate to have Vince’s support during this transition.”

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical and industrial sectors.  The company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products.  As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100, and ISO13485 certified company.  The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future expectations and prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, governmental funding uncertainties, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

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